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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vical Incorporated:

        We consent to the use of our report dated February 6, 2004, except as to the third paragraph of Note 13, which is as of March 4, 2004, with respect to the balance sheets of Vical Incorporated as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the years then ended incorporated by reference herein.

/s/ KPMG LLP
San Diego, California
June 25, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm